Exhibit 107

Calculation of Filing Fee Table

Form S-4
(Form Type)

IGTA MERGER SUB LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)(9)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares(3)	457(c); 457(f)(1)	5,546,684	$11.43	(4)	$63,398,598	0.00015310	$9,706.33
Fees to be Paid	Equity	Ordinary Shares(5)	457(f)(2)	14,000,000	$–	(6)	–	0.00015310	–
	Equity	PubCo Warrants, each whole warrant exercisable for one PubCo Ordinary Share at an exercise price of $11.50(7)	457(g)	9,896,250	$–	(8)	$–		$–
	Equity	PubCo Ordinary Shares issuable upon exercise of PubCo Warrants(7)		9,896,250	$11.54	(9)	$114,168,088	0.00015310	$17,479.13
	Total Offering Amounts						$177,566,686		$27,185.46
	Total Fees Previously Paid								36,488.94
	Total Fee Offsets								–
	Net Fee Due								$–

(1)	All securities being registered will be issued by IGTA Merger Sub Limited, a BVI business company incorporated in the British Virgin Islands (“PubCo”), in connection with the proposed business combination (the “Business Combination”) among PubCo, Inception Growth Acquisition Limited, a Delaware corporation (“IGTA”), AgileAlgo Holdings Ltd., a British Virgin Islands company (“AgileAlgo”), and specified shareholders of AgileAlgo, as described in PubCo’s Registration Statement on Form S-4 (the “Registration Statement”). Defined terms referred to and not defined in this exhibit have the definitions set forth in the Registration Statement.

(2)	Amount being registered includes:

(a)	the maximum number of shares of common stock, par value $0.0001 per share (the “IGTA Shares”), of Inception Growth Acquisition Limited (“IGTA”) that will be outstanding immediately prior to the Business Combination described in the proxy statement/prospectus forming part of this registration statement, with each such IGTA Share exchanged for one PubCo Ordinary Share, consisting of 5,546,684 such shares, which are comprised of:

(i)	3,570,694 PubCo Ordinary Shares issuable to IGTA Public Stockholders in exchange for the sum of (x) 1,264,184 IGTA Shares held by IGTA Public Stockholders (y) 1,035,000 IGTA Shares underlying IGTA Public Rights and (z) 1,271,510 IGTA Shares transferred by Sponsor per non-redemption agreement;

(ii)	1,315,990 PubCo Ordinary Shares issuable in exchange for IGTA Shares held by the Initial Stockholders (comprising 1,195,990 PubCo Ordinary Shares issuable to the Sponsor and 107,500 PubCo Ordinary Shares issuable to IGTA's current directors) and 12,500 PubCo Ordinary Shares issuable in exchange for IGTA Shares held by Stephen Man Tak Suen, IGTA's former director;

(iii)	240,000 PubCo Ordinary Shares issuable in exchange for IGTA Shares received by Sponsor for conversion of specified Notes;

(iv)	100,000 PubCo Ordinary Shares issuable in exchange for IGTA Shares held by Representative and for EF Hutton Shares issuable to Representative; and

(v)	320,000 PubCo Ordinary Shares issuable to the financial advisor of AgileAlgo in exchange for AgileAlgo Shares received as service fees;

(b)	the maximum number of PubCo Ordinary Shares issuable to shareholders of AgileAlgo Holdings Ltd. (“AgileAlgo”) upon consummation of the Business Combination, and which consist of 14,000,000 PubCo Ordinary Shares to existing shareholders of AgileAlgo in exchange for their holdings of shares of AgileAlgo; and

(c)	the maximum number of PubCo Warrants and PubCo Ordinary Shares exercisable with PubCo Warrants, with each such PubCo Warrant being at Closing exchanged for one warrant to purchase IGTA Shares that will be outstanding immediately prior to the Business Combination (“IGTA Warrants”), and consisting of 9,896,250 of PubCo Warrants and 9,896,250 of PubCo Ordinary Shares.

(3)	Represents an aggregate of 5,546,684 PubCo Ordinary Shares issuable in accordance with (2)(a) above.

(4)	Pursuant to Rules 457(c) and 457(f)(1) of the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum offering price per unit of the PubCo Ordinary Shares is based on the implied average of the high and low prices of the IGTA Shares as reported on the Nasdaq Capital Market on November 11, 2024.

(5)	Represents 14,000,000 Pubco Ordinary Shares issuable to the shareholders of AgileAlgo as of the Closing in accordance with (2)(b) above.

(6)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. AgileAlgo is a private company with no market exists for its securities and AgileAlgo has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the AgileAlgo ordinary shares expected to be exchanged in the Business Combination. Since AgileAlgo ordinary shares have no par value, the registration fee under Rule 457(f)(2) is nil.

(7)	Represents up to 9,896,250 PubCo Warrants to be issued in exchange for outstanding IGTA Warrants upon consummation of the Business Combination. In connection with the Business Combination, each whole IGTA Warrant described in the related proxy statement/prospectus that is issued and outstanding at the Closing will be exchanged for an equivalent PubCo Warrants and will be thereafter exercisable in accordance with the terms of the equivalent terms described in the related proxy statement/prospectus being exercisable to purchase one PubCo Ordinary Share at a price of $11.50 per share, subject to adjustment, beginning after the closing of the Business Combination.

(8)	The maximum number of PubCo Warrants and Pubco Ordinary Shares issuable upon exercise of the PubCo Warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the PubCo Warrants has been allocated to the PubCo Ordinary Shares issuable upon exercise of the PubCo Warrants and included in the registration fee paid in respect of such PubCo Ordinary Shares. Pursuant to Rule 457(g), no separate fee is required.

(9)	Pursuant to Rules 457(c), 457(f)(1), Rule 457(g) and Rule 457(i) promulgated under the Securities Act and consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the proposed maximum offering price per PubCo Ordinary Share issuable upon exercise of each PubCo Warrant is equal to the sum of (a) $0.0365, the average of the high and low prices for the IGTA Warrants on Nasdaq on November 11, 2023, and (b) $11.50, the exercise price of the PubCo Warrants.

(9)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.